SA FUNDS – INVESTMENT TRUST

AMENDMENT TO THE
FEE WAIVER AND EXPENSE REIMBURSEMENT LETTER AGREEMENT, AS AMENDED

WHEREAS, the SA Funds – Investment Trust, a Delaware statutory trust (the "Trust") and LWI Financial Inc., a Delaware corporation (the "Adviser"), entered into an Amended and restated Fee Waiver and Expense Reimbursement Letter Agreement (the "Agreement") as of September 14, 2017, as amended;

WHEREAS, the Trust and the Adviser mutually desire to amend the Agreement to remove the last sentence of the second paragraph that reads, "[a]ll amounts waived or reimbursed may be subject to recapture pursuant to the terms of the Advisory Agreement"; and

WHEREAS, the Trust and the Adviser mutually desire to amend Schedule A of the Agreement to amend certain fee caps as specified in amended Schedule A.

NOW THEREFORE, BE IT

RESOLVED, that the parties hereto, intending to be legally bound hereby, mutually agree that the last sentence of the second paragraph, "[a]ll amounts waived or reimbursed may be subject to recapture pursuant to the terms of the Advisory Agreement," be deleted in its entirety; and further

RESOLVED, that the parties hereto, intending to be legally bound hereby, mutually agree that the following amended Schedule A of the Agreement is granted full force and effect as of January 1, 2018:

Schedule A

Investor Class

Fund	Fee Cap for Investor Class Shares *(Shown is the Resulting Ratio of Total Annual Fund Operating Expenses Expressed as a Percentage)*
SA Global Fixed Income Fund	0.75%
SA US Fixed Income Fund	0.65%
SA US Core Market Fund	0.90%
SA US Value Fund	1.00%
SA US Small Company Fund	1.15%
SA International Value Fund	1.15%
SA International Small Company Fund	0.75%
SA Real Estate Securities Fund	0.95%
SA Emerging Markets Value Fund	1.35%

Select Class

The Fee Cap for Select Class Shares of each Fund listed in the table above is 0.20% lower than the Investor Class shares' total annual operating expense ratio after fee waiver and/or expense reimbursement. The Fee Cap for Select Class Shares of each Fund is listed in the table below.

Fund	Fee Cap for Select Class Shares *(Shown is the Resulting Ratio of Total Annual Fund Operating Expenses Expressed as a Percentage)*
SA Global Fixed Income Fund	0.55%
SA US Fixed Income Fund	0.45%
SA US Core Market Fund	0.70%
SA US Value Fund	0.80%
SA US Small Company Fund	0.95%
SA International Value Fund	0.95%
SA International Small Company Fund	0.55%
SA Real Estate Securities Fund	0.75%
SA Emerging Markets Value Fund	1.15%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed by their duly authorized officers as of December 4, 2017.

SA Funds – Investment Trust

By:
Name: Michael Clinton
Title: CFO and Treasurer

LWI Financial Inc.

By:
Name: Alexander B. Potts
Title: Pres & CEO